Exhibit 3.69

CERTIFICATE OF INCORPORATION

OF

EPSF CORPORATION

FIRST: The name of the corporation is EPSF Corporation.

SECOND: The registered office of the corporation is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares which the corporation is authorized to issue is 1,000 shares of Common stock with a par value of $.01 per share.

FIFTH: The name and mailing address of the incorporator is as follows:

Name	Address

Anna Margaret McDonough	Morgan, Lewis & Bockius LLP
2000 One Logan Square
Philadelphia, PA 19103-6993

SIXTH: Elections of directors need not be by written ballot.

SEVENTH: The original bylaws of the corporation shall be adopted by the initial incorporator named herein. Thereafter the Board of Directors shall have the power, in addition to the stockholders, to make, alter, or repeal the bylaws of the corporation.

EIGHTH: A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand and seal this first day of June, 1998

/s/ Anna Maragaret McDonough
Anna Margaret McDonough
Incorporator

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT

It is hereby certified that:

1.               The name of the corporation (hereinafter called the “corporation”) is

EPSF CORPORATION

2.     The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3.     The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4.     The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on April 6, 2004

/s/ Stanley Andersen
Stanley J. Andersen, Assistant Secretary